EXHIBIT 10.16

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT, dated as of September 22, 2000, by and between Digi Link Technologies Incorporated, a subsidiary of Greenleaf Technologies Corporation, a Delaware corporation, with offices at 75 Lincoln Highway, Route 27, Iselin, New Jersey 08830 (the "Company") and Peter J. Jegou, who resides at 1866 Mountain Top Road, Bridgewater, New Jersey 08807 ("Jegou").

     WHEREAS, the Company presently employs Jegou as President and Chief Executive Officer of the Company; and

     WHEREAS, the Company desires to continue to employ Jegou in such capacities on the terms and conditions hereinafter stated; and

     WHEREAS, Jegou is willing to continue employment in such capacities on such terms and conditions;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

     1. Employment. The Company hereby employs Jegou, and Jegou hereby accepts employment, upon the terms and conditions hereinafter set forth.

     2. Term. Subject to Section 7 hereof, this Agreement shall commence as of the date first stated above, and shall continue thereafter through October 1, 2003.

     3. Duties. Jegou is engaged as President and Chief Executive Officer of the Company with all the duties and responsibilities commensurate with such positions, and as such duties and responsibilities may be modified, enlarged or limited, from time to time, at the discretion of the Board of Directors and/or its Executive Committee.

     4. Compensation.

     (a) In consideration of the services to be rendered by Jegou under this Agreement, the Company shall pay Jegou an annual base salary as set forth in Exhibit A hereto, or such greater amount as may be approved from time to time by the Board of Directors (the "Base Salary"), payable in equal monthly installments net of appropriate payroll deductions.

     (b) Jegou shall also be entitled to such additional compensation as may be approved from time to time by the Board of Directors in its discretion.

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     (c) Jegou  shall be  entitled  to  receive  all  benefits  and  perquisites generally available to senior executive officers of the Company including, but not limited to, hospital, surgical, medical and other group health and accident
insurance   benefits,   life  insurance   coverage,   pension,   retirement  and
profit-sharing plans, and any stock option or stock award plan or arrangement, whether qualified or non-qualified, now or hereafter generally available to senior executive officers of the Company. Nothing contained herein shall be construed as denying or impairing any right Jegou may have under any other agreement or arrangement with, or plan of, the Company, to vest in the right to exercise stock options to purchase common stock of the Company previously awarded, if any, or to exercise stock options to purchase common stock of the Company in which Jegou is vested, if any.

     (d) With respect to any stock options that may be granted by the Company to Jegou during the term of this Agreement, the terms of such grant shall provide, among other things, that Jegou may pay the exercise price of such options in any combination of: (i) cash, check or other property (not including a promissory note) with a fair market value on the date of exercise equal to at least the aggregate par value of the shares of capital stock issuable upon the exercise of such options, which property may include shares of common stock of the /company, provided that such shares not be issuable upon the exercise of any such options; and (ii) by delivering to the Company a promissory note in the amount of the remaining portion, if any, of the exercise price for the stock options being exercised. Any promissory note delivered by Jegou as payment for the exercise of any portion of such stock options may be repaid by Jegou in any combination of cash, check or other property, including shares of capital stock of the Company, provided that any shares delivered in payment of Jegou's promissory note shall not be shares issuable upon the exercise of any such stock options.

     (e) The Company shall reimburse the Employee for all reasonable business expenses incurred by the Employee in the course of performing his duties hereunder, with reasonable written substantiation of such expenses to be furnished by the Employee at the Company's request.

     5. Confidential Information. Jegou shall not, during the term of this Agreement or during the two-year period thereafter, use (other than in connection with the performance of his duties hereunder) or disclose to any third party any technical, financial, marketing or sales information of the Company that is proprietary and confidential (the "Confidential Information"). No information shall be deemed Confidential Information if it (i) is or hereafter becomes known to the public through no fault of Jegou, (ii) was already known by Jegou, or (iii) is hereafter disclosed to Jegou by a third party not in breach of any confidentiality obligation with respect thereto.

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     6. Non-Competition.

     (a) Jegou shall not, during the term of this Agreement or during the two-year period thereafter, whether for his own benefit or in conjunction with any other person, firm, corporation or other entity, engage in (the "Territory") in any business competitive with the business of the Company. If any limitation on Jegou imposed by the preceding sentence is adjudged invalid by any court of competent jurisdiction, the parties agree that this Agreement shall be deemed amended to conform thereto and shall remain enforceable to the extent not adjudged invalid.

     (b) Subject to paragraph (a) of this Section, nothing in this Agreement shall be construed as prohibiting Jegou in any way from performing consulting services for any person, firm, corporation or other entity during the term of this Agreement, provided that the performance of such services does not interfere with his performance of services hereunder.

     7. Termination.

     (a) The Company shall have the right to terminate Jegou's employment under this Agreement for Cause (as hereinafter defined).

     (b) For purposes of this Agreement, "Cause" shall mean if Jegou:

         (i) is convicted of a felony, or pleads guilty or nolo contendre to such felony;

        (ii) commits an act of moral turpitude which the Company's Board of Directors determines is likely to have a material adverse impact on the Company's reputation or business prospects;

       (iii) engages in a continuing neglect of, or malfeasance in, the performance of his duties which he fails to cure within thirty (30) calendar days after receiving written notice thereof from the Company or, if such neglect or malfeasance, as the case may be, is not susceptible of cure within such thirty-day period, he has not commenced promptly and continued diligently thereafter to completion to effect such cure;

        (iv) dies or suffers a Disability (as hereinafter defined) for a period of six (6) consecutive months (the "Disability Period"); in either event the Company shall pay to Jegou or his estate, as the case may be, within three (3) months following such death or Disability Period, as the case may be, the Base Salary which would otherwise have been payable to him during the one-year period from and after such death or Disability Period. For purposes of this Agreement, a "Disability" shall mean if Jegou is unable to perform substantially the material duties of his positions, does not work at any other occupation, is unable to perform substantially the material duties of any position of employment for which he is qualified by education, training, or experience, and is under the regular treatment of a physician.

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     8. Change in Control.

     (a) If, in a single transaction or as a result of a series of transactions occurring in concert with each other, the control of the Company shall change, and subsequent to such Change in Control (as hereinafter defined), this
Agreement, extensions or modifications thereof, or if Jegou terminates this Agreement or any succeeding employment agreement within one year following a Change of Control for Good Reason (as hereinafter defined), Jegou shall be entitled to compensation (in addition to all amounts otherwise payable to Jegou under this Agreement) in an amount equal to two hundred and ninety-nine (299%) percent of the annual Base Salary payable to Jegou at the time when his employment is terminated. For purposes of this paragraph (a): (i) a "Change in Control" shall be deemed to occur if in excess of fifty (50%) percent of the Company's stock is transferred in a single transaction or a series of transactions in concert with each other; and (ii) "Good Reason" shall mean if Jegou's responsibilities and/or compensation are substantially reduced. In determining whether in excess of fifty (50%) percent of the Company's stock has been transferred, transfers by a person or persons who were officers of the Company, or were related to an officer, immediately prior to a Change in Control shall be disregarded. The amount payable under this paragraph (a) shall be paid in one single payment to Jegou within sixty (60) days following the termination of Jegou's employment.

     (b) Notwithstanding any other provisions of this Agreement to the contrary, the total amounts deemed to be payable to Jegou under this Agreement as a result of a Change in Control shall not exceed three times the base amount as determined under Section 2806 of the Internal Revenue Code of 1986, as amended. In the event the amounts payable to Jegou as a result of a Change of Control are reduced pursuant to the preceding sentence, the amounts payable under this paragraph (b) shall be reduced prior to the reduction of any other payments which may be payable to Jegou hereunder.

     (c) In the event of Jegou's termination of employment following a Change in Control pursuant to paragraph (a) of this Section, Jegou shall also be entitled to the following : (i) all outstanding amounts owed by Jegou to the Company under one or promissory notes in connection with the exercise by Jegou of stock options to purchase capital stock of the Company shall be thereupon forgiven, and such note(s) canceled and of no further force or effect; (ii) Jegou shall become immediately vested in all stock option grants then issued and outstanding to him in which he is not vested at such time, Jegou shall have a period of one year from and after the Change in Control to exercise any or all such options in accordance with their respective terms, and the Company shall take all necessary measures to authorize and permit such vesting and exercise notwithstanding the terms and conditions under which such options were granted; and (iii) in the event the Company proposes to effect registration of its common stock under the Securities Act of 1933, it shall offer Jegou by timely written notice, the opportunity, at the Company's expense, to have his shares of common stock of the Company included in such registration on a "piggyback" basis.

     (d) This Paragraph shall survive the termination of this Agreement.

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     9. Miscellaneous.

     (a) Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail to his residence in the case of Jegou, or to its principal office in the case of the Company.

     (b) Waiver. The waiver by the Company of a breach of any provision of this Agreement by Jegou shall not operate or be construed as a waiver of any subsequent breach by Jegou of the same or any provision of this Agreement.

     (c) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to its conflicts of laws provisions.

     (d) Entire Agreement; Amendment. This Agreement, including Exhibit A hereto, contains the entire agreement of the parties, and supersedes all prior written agreements or other arrangements between the parties with respect to Jegou's employment by the Company or the performance of any services by Jegou for or on behalf of the Company in any other capacity, which are hereby canceled and of no further force or effect. This Agreement may not be amended or modified except by an agreement in writing signed by the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ATTEST:                                     DIGI LINK TECHNOLOGIES, INC.

__________________________                  By:/s/: Peter J. Jegou
                                            ----------------------
WITNESS:
__________________________                          Peter J. Jegou

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                                   EXHIBIT "A"

     As set forth in Paragraph 4 of the Employment Agreement, Jegou's yearly base salary beginning on the date first set forth above will be $200,000, payable in monthly installments of $16,666.66 each on the first of each month until such time as Digi Link Technologies, Inc. becomes a publicly traded company. Once Digi Link has become a publicly traded company, Jegou shall receive a yearly base salary of $300,000 payable in monthly installments of $25,000 each on the first of each month.

     Two million ($2,000,000) shares of restricted common stock of Digi Link Technologies, Inc. shall be issued to Peter Jegou immediately upon the commencement of public trading of the company's stock. This is in addition to the three million (3,000,000) shares having already been issued to Peter Jegou.


     Jegou will continue to serve as special consultant to the Board of Director's of Greenleaf Technologies Corporation and will continue to assist the company in it's efforts to file it's Form 10SB, prepare a Registration Statement and prepare for a secondary offering for Greenleaf Technologies Corporation.

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